Exhibit 99.1

Reata Pharmaceuticals, Inc. Announces fourth Quarter and full year 2017 Financial and Operating Results advanced two programs into pivotal trials in 2017

cardinal phase 2 retained benefit data expected 3q18

data from first phoenix cohort expected 2h18

IRVING, Texas, March 2, 2018 – Reata Pharmaceuticals, Inc. (Nasdaq: RETA) (Reata or Company), a clinical-stage biopharmaceutical company, today announced financial results for the fourth quarter and full year ended December 31, 2017, and provided an update on the Company's business and product development programs.

“In 2017, Reata made significant strides towards our goal of building a deep pipeline of late-stage therapeutics for rare and life-threatening diseases,” said Warren Huff, chief executive officer.  “We entered 2017 with one pivotal trial in pulmonary arterial hypertension associated with connective tissue disease and a broad portfolio of exploratory Phase 2 studies from which we produced meaningful clinical data and launched pivotal trials in two additional rare diseases, Alport syndrome and Friedreich’s ataxia.  We begin 2018 with these three pivotal programs in the clinic, and a highly focused Phase 2 program in four rare forms of CKD underway.”

Pipeline Highlights

In 2017, we launched and completed the Phase 2 portion of the Phase 2/3 CARDINAL study for bardoxolone methyl in patients with CKD caused by Alport syndrome.  In the Phase 2 clinical trial, bardoxolone methyl demonstrated a statistically significant, mean increase from baseline in kidney function, as assessed by eGFR, at the 12 week endpoint.  On the basis of the Phase 2 results, we initiated the Phase 3 portion of the CARDINAL trial, which will enroll approximately 150 patients with Alport syndrome.  The United States Food and Drug Administration (FDA) has provided guidance that one year data from the ongoing Phase 3 portion of the trial demonstrating an improvement in retained eGFR, which is the increase in eGFR versus placebo after the patients have been taken off drug for four weeks, may support accelerated approval for bardoxolone methyl.

We began the Phase 2 PHOENIX study in patients with autosomal dominant polycystic kidney disease, IgA nephropathy, type 1 diabetic CKD, and focal segmental glomerulosclerosis. Each cohort will enroll approximately 25 patients to evaluate the safety and efficacy of bardoxolone methyl treatment for each rare form of CKD.  Enrollment has begun in the trial for each of the four rare forms of CKD.

We reported positive proof-of-concept data in the MOXIe trial of omaveloxolone in Friedreich’s ataxia, and we began the registrational portion of MOXIe in 2017.  Omaveloxolone demonstrated a statistically significant improvement in modified Friedreich’s Ataxia Rating Scale (mFARS) scores of 3.8 points (p=0.0001) at the optimal dose level versus baseline, and a placebo-corrected improvement in mFARS scores of 2.3 points (p=0.06) in Part 1 of the MOXIe trial. The FDA has confirmed that mFARS is acceptable as the primary endpoint for part 2 of MOXIe and that it may consider either accelerated or full approval based on the overall results of the trial and strength of the data.

Anticipated Clinical Milestones in 2018 and 2019

•	One year retained eGFR benefit data for CARDINAL Phase 2 patients in the third quarter of 2018
•	12 week eGFR data from one or more cohorts of PHOENIX in the second half of 2018
•	CATALYST Phase 3 data in the second half of 2018, pending a sample size re-calculation in the second quarter of 2018 that could change expected timing
•	CARDINAL Phase 3 data in the second half of 2019
•	Data from the registrational part 2 of MOXIe in the second half of 2019

Fourth Quarter Results

The Company incurred operating expenses of $26.5 million for the quarter ended December 31, 2017, with research and development accounting for $20.4 million.  This compares to operating expenses of $16.7 million for the same period of the year prior, when research and development accounted for $11.8 million.  A net loss of $16.7 million was reported by the Company for the quarter ended December 31, 2017, equating to a loss of $0.64 per share, compared to net loss of $4.1 million or $0.19 per share in the same period of the year prior.

2017 Financial Results

As of December 31, 2017, the Company had $129.8 million in cash and cash equivalents.  We believe our existing cash and cash equivalents, in combination with available debt and an expected milestone from Kyowa Hakko Kirin, will be sufficient to enable us to fund our operating expenses and capital expenditure requirements, assuming the CATALYST sample size re-calculation does not result in a sample size at the high end of the range,  through registrational data from CATALYST in 2018, and both CARDINAL and MOXIe in the second half of 2019.

The Company incurred operating expenses of $95.0 million for the 12 months ended December 31, 2017, with research and development accounting for $71.3 million.  This compares to operating expenses of $56.7 million for the same period of the year prior, when research and development accounted for $39.5 million.  The 67% increase in operating expenses was primarily due to an 81% research and development expense increase consisting of $23.9 million in expanded clinical and manufacturing activities, primarily for CARDINAL, CATALYST, MOXIe, the extension trial for CATALYST and LARIATand PHOENIX as well as increased costs in other clinical and preclinical programs.  A net loss of $47.7 million was reported by the Company for the 12 month period ended December 31, 2017, equating to a loss of $1.99 per share, compared to net loss of $6.2 million or $0.31 per share in the year prior.  The increased net loss was primarily due to the increased operating expenses and a decrease in the amount of deferred revenue recognized in 2017.

About Reata Pharmaceuticals, Inc.

Reata is a clinical-stage biopharmaceutical company that develops novel therapeutics for patients with serious or life-threatening diseases by targeting molecular pathways involved in the regulation of cellular metabolism and inflammation.  Reata’s two most advanced clinical candidates, bardoxolone methyl and omaveloxolone, target the important transcription factor Nrf2 that promotes the resolution of inflammation by restoring mitochondrial function, reducing oxidative stress, and inhibiting pro-inflammatory signaling.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements,” including, without limitation, statements regarding the success, cost and timing of our product development activities and clinical trials, our plans to research, develop and commercialize our product candidates, and our ability to obtain and retain regulatory approval of our product candidates. You can identify forward-looking statements because they contain words such as “believes,” “will,” “may,” “aims,” “plans,” and “expects.”  Forward-looking statements are based on Reata’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, (i) the timing, costs, conduct, and outcome of our clinical trials and future preclinical studies and clinical trials, including the timing of the initiation and availability of data from such trials; (ii) the timing and likelihood of regulatory filings and approvals for our product candidates; (iii) the potential market size and the size of the patient populations for our product candidates, if approved for commercial use, and the market opportunities for our product candidates; and (iv) other factors set forth in Reata’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K, under the caption “Risk Factors.”  The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Corporate:
Reata Pharmaceuticals, Inc.

(972) 865-2219

info@reatapharma.com

http://news.reatapharma.com

Investor:

Vinny Jindal

Vice President, Strategy

(855) 55-REATA

ir@reatapharma.com

Media:

Matt Middleman, M.D.

LifeSci Public Relations

(646) 627-8384

matt.middleman@lifescipublicrelations.com

	Three Months ended		Twelve Months ended
	December 31,		December 31,
	2017	2016	2017	2016
Consolidated Statements of Operations	(in thousands, except share and per share data)

Collaboration revenue
License and milestone	$9,509	$12,500	$47,103	$49,730
Other revenue	454	1	955	126
Total collaboration revenue	9,963	12,501	48,058	49,856
Expenses
Research and development	20,443	11,772	71,273	39,453
General and administrative	5,948	4,820	23,260	16,603
Depreciation and amortization	98	145	437	682
Total expenses	26,489	16,737	94,970	56,738
Other income (expense)
Investment income	350	101	701	214
Interest expense	(498)	-	(1,454)	-
Other income (expense)	-	-	(3)	-
Total other income (expense)	(148)	101	(756)	214
Total other income (expense)	(16,674)	(4,135)	(47,668)	(6,668)
Provision (benefit) for taxes on income	-	1	3	(441)
Net loss	$(16,674)	$(4,136)	$(47,671)	$(6,227)
Net loss per share—basic and diluted	$(0.64)	$(0.19)	$(1.99)	$(0.31)
Weighted-average number of common shares used in net loss per share basic and diluted	26,120,324	22,337,741	23,933,309	19,816,635

	As of December 31,
	2017	2016
	(in thousands)
Condensed Consolidated Balance Sheet Data
Cash and cash equivalents	$129,780	$84,732
Working capital	85,492	27,652
Total Assets	135,337	89,093
Term Loan	19,614	-
Deferred revenue (including current portion)	244,438	291,041
Accumulated deficit	(337,143)	(289,354)
Total stockholders' equity	$(146,973)	$(215,048)

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